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                                                                      EXHIBIT 12


                          HASBRO, INC. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
                         Fiscal Years Ended in December

                             (Thousands of Dollars)


                                          2005       2004       2003       2002       2001
                                        --------   --------   --------   --------    --------
Earnings available for fixed charges:
  Net earnings (loss)                   $212,075    195,977    157,664   (170,674)     59,732
  Add:
   Cumulative effect of
    accounting change                         --         --     17,351    245,732       1,066
   Fixed charges                          42,394     43,890     68,467     99,209     126,323
   Taxes on income                        98,838     64,111     69,049     29,030      35,401
                                        --------   --------   --------   --------    --------
    Total                               $353,307    303,978    312,531    203,297     222,522
                                        ========   ========   ========   ========    ========

Fixed charges:
  Interest on long-term debt            $ 26,602     27,813     44,461     69,480      86,244
  Other interest charges                   2,423      3,205      6,413      8,019      17,444
  Amortization of debt expense             1,512        680      1,588      1,843       3,031
  Rental expense representative
    of interest factor                    11,857     12,192     16,005     19,867      19,604
                                        --------   --------   --------   --------    --------
    Total                               $ 42,394     43,890     68,467     99,209     126,323
                                        ========   ========   ========   ========    ========

Ratio of earnings to fixed charges          8.33       6.93       4.56       2.05        1.76
                                        ========   ========   ========   ========    ========
